Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Berkshire Hills Bancorp, Inc. of our report dated March 14, 2011 relating to our audits of the consolidated financial statements and internal control over financial reporting of Berkshire Hills Bancorp, Inc. and subsidiaries, which report appears in the Annual Report on Form 10-K of Berkshire Hills Bancorp, Inc. for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in the Prospectus included in the Registration Statement.

Boston, Massachusetts
December 16, 2011